SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G *
                                 (Rule 13d-102)

                                 Amendment No. *


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                   Natrol Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    638789107
                                 (CUSIP Number)

                                  June 29, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                              (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 638789107               13G                     Page 2 of 9 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Eos Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   906,844
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   -0-

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   906,844
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   906,844
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                   6.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **            PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 638789107               13G                     Page 3 of 9 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Eos General, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   906,844
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   -0-

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   906,844
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   906,844
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                   6.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 638789107               13G                     Page 4 of 9 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Steven M. Friedman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   906,844
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   -0-

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   906,844
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   906,844
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                   6.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 638789107               13G                     Page 5 of 9 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Brian D. Young
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   906,844
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   -0-

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   906,844
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   906,844
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                   6.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 638789107                 13G                   Page 6 of 9 Pages

Item 1(a).     Name of Issuer:

   The name of the issuer is Natrol Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

The Issuer's principal executive offices are located at 21411 Prairie Street, Chatsworth, California, 91311.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

                  (i) Eos Partners, L.P., a Delaware limited partnership ("Eos Partners"), with respect to the shares of Common Stock directly owned by it;

                  (ii) Eos General, L.L.C., a Delaware limited liability company ("Eos General"), which serves as the general partner to Eos Partners, with respect to the shares of Common Stock directly owned by Eos Partners;

                  (iii) Steven M. Friedman("Mr. Friedman"), the managing member of Eos General, the general partner of Eos Partners, with respect to the shares of Common Stock directly owned by Eos Partners; and

                  (iv) Brian M. Young ("Mr. Young"), the managing member of Eos General, the general partner of Eos Partners, with respect to the shares of Common Stock directly owned by Eos Partners.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 320 Park Avenue, New York, New York 10022.

Item 2(c).     Citizenship:

     Eos Partners, L.P. is a limited partnership organized under the laws of the State of Delaware. Eos General, L.L.C. is a limited liability company organized under the laws of the State of Delaware. Mr. Friedman is a United States citizen. Mr. Young is a United States citizen.

Item 2(d).     Title of Class of Securities:
     Common Stock (the "Common Stock").

Item 2(e).  CUSIP Number:  638789107

CUSIP No. 638789107                 13G                   Page 7 of 9 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1
                  (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable

Item 4.   Ownership.

         A. Eos Partners, L.P.
             (a) Amount beneficially owned: 906,844
             (b) Percent of class: 6.4%
             (c)(i) Sole power to vote or direct the vote: 906,844
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: 906,844
               (iv) Shared power to dispose or direct the disposition: -0-

         B. Eos General, L.L.C.
             (a) Amount beneficially owned: 906,844
             (b) Percent of class: 6.4%
             (c)(i) Sole power to vote or direct the vote: 906,844
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: 906,844
               (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No. 638789107                 13G                   Page 8 of 9 Pages

         C. Steven M. Friedman
             (a) Amount beneficially owned: 906,844
             (b) Percent of class: 6.4%
             (c)(i) Sole power to vote or direct the vote: 906,844
               (ii) Shared power to vote or direct the vote: -0-
               iii) Sole power to dispose or direct the disposition: 906,844
               (iv) Shared power to dispose or direct the disposition: -0-

         D. Brian D. Young
             (a) Amount beneficially owned: 906,844
             (b) Percent of class: 6.4%
             (c)(i) Sole power to vote or direct the vote: 906,844
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: 906,844
               (iv) Shared power to dispose or direct the disposition: -0-

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

    Eos General, the general partner of Eos Partners, has the power to direct the affairs of Eos Partners, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Stock. Mr. Friedman and Mr. Young are the managing members of Eos General and in that capacity direct its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of Group.

     Not Applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 638789107                 13G                   Page 9 of 9 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



DATED:  July 3, 2007

                                    EOS PARTNERS, L.P.
                                    By:  EOS GENERAL, L.L.C.
                                         GENERAL PARTNER

                                         /s/ Steven M. Friedman
                                    By:  -----------------------
                                         Steven M. Friedman
                                         Managing Member

                                         /s/ Brian D. Young
                                    By:  -----------------------
                                         Brian D. Young
                                         Managing Member

                                         /s/ Steven M. Friedman
                                    By:  -----------------------
                                         Steven M. Friedman

                                         /s/ Brian D. Young
                                    By:  -----------------------
                                         Brian D. Young